[LOGO]

                           CAMPBELL RESOURCES INC.
                    Suite 1910, 120 Adelaide Street West
                          Toronto, Ontario M5H 1T1


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    NOTICE is hereby given that the Annual Meeting of Shareholders of Campbell Resources Inc. (the "Corporation") will be held at the Board of Trade of Metropolitan Toronto, Boardroom "A", 4th floor, Adelaide Street Entrance, 1 First Canadian Place, Toronto, Ontario on Thursday, April 24, 1997 at 9:30 A.M. (Eastern Daylight Saving Time) for the following purposes:

     1. to receive the Consolidated Financial Statements of the Corporation and Auditors' Report thereon for the fiscal year ended December 31, 1996;

     2.   to elect directors for the ensuing year;

     3. to appoint auditors for the ensuing year and to authorize the Directors to fix their remuneration; and

     4. to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

    The Board of Directors of the Corporation has fixed the close of business on March 18, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof.

    If you do not expect to be present at the Meeting, please sign, date and fill in the enclosed form of proxy and return it by mail in the enclosed addressed envelope. All instruments appointing proxies to be used at the Meeting must be deposited with the Secretary of the Corporation at the Corporation's office in Toronto, or at the office of the Corporation's transfer agent, Montreal Trust Company, in Toronto not later than 5:00 p.m. (Eastern Daylight Saving Time) on Tuesday, April 22, 1997. Shares represented by instruments appointing proxies that are not so deposited will not be voted at the Meeting.

                                 By Order of the Board of Directors


                                 /s/ Lorna D. MacGillivray
                                 ---------------------------------------------
                                 Lorna D. MacGillivray
                                 Vice President, Secretary and General Counsel

Dated: March 13, 1997.

                             CAMPBELL RESOURCES INC.

                                 PROXY CIRCULAR

                         ANNUAL MEETING OF SHAREHOLDERS

         THIS PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT AND BOARD OF DIRECTORS OF CAMPBELL RESOURCES INC. (THE "CORPORATION" OR "CAMPBELL") OF PROXIES TO BE VOTED AT THE ANNUAL MEETING OF SHAREHOLDERS (THE "MEETING") TO BE HELD ON APRIL 24, 1997 AT THE BOARD OF TRADE OF METROPOLITAN TORONTO, BOARDROOM "A", 4TH FLOOR, ADELAIDE STREET ENTRANCE, 1 FIRST CANADIAN PLACE, TORONTO, ONTARIO. The record date for determination of shareholders entitled to receive notice of the Meeting is March 18, 1997. If a person has acquired ownership of shares since that date he may, in accordance with the provisions of the Canada Business Corporations Act, produce properly endorsed share certificates or otherwise establish that he owns such shares and demand, not later than the close of business on April 14, 1997, to be included in the list of shareholders entitled to vote at the Meeting, in which case the transferee is entitled to vote his shares at the Meeting.

         EACH SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON, WHO NEED NOT BE A SHAREHOLDER, OTHER THAN THE PERSONS SPECIFIED IN THE ENCLOSED FORM OF PROXY TO ATTEND AND ACT FOR HIM AND ON HIS BEHALF AT THE MEETING. SUCH RIGHT MAY BE EXERCISED BY STRIKING OUT THE NAMES OF MANAGEMENT'S NOMINEES IN THE ENCLOSED FORM OF PROXY AND INSERTING THE NAME OF THE PERSON TO BE APPOINTED IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY, SIGNING THE FORM OF PROXY AND RETURNING IT IN THE REPLY ENVELOPE PROVIDED.

         Any person giving a proxy may revoke it by depositing an instrument in writing executed by him or by his attorney authorized in writing at the registered office of the Corporation at any time up to the close of business on the last business day preceding the Meeting or any adjournment thereof or with the Chairman at the Meeting or in any other manner permitted by law. ALL PROPERLY EXECUTED PROXIES, NOT THERETOFORE REVOKED, WILL BE VOTED ON ANY POLL TAKEN AT THE MEETING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. IF NO INSTRUCTIONS ARE GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE PROXY AUTHORIZES A VOTE IN FAVOUR OF SUCH MATTER AND IT WILL BY VOTED ACCORDINGLY. Proxies must be received by the Corporation not later than 5:00 p.m. (Eastern Daylight Saving Time) on Tuesday, April 22, 1997.

         All dollar amounts contained in this Proxy Circular are expressed in Canadian dollars unless specifically stated otherwise. As of March 13, 1997, the Noon Buying Rate in New York City for Canadian dollars was U.S.$0.7335

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         As of March 13, 1997, the Corporation had outstanding 150,357,876 Common Shares entitled to be voted at the Meeting. Each Common Share is entitled to one vote.

         To the knowledge of the Corporation, as of March 13, 1997, the following is the only party who beneficially owned or exercised control or direction over more than 5% of the Common Shares of the Corporation:

Name and Address                Number of Common Shares    Percentage of Class
----------------                -----------------------    -------------------

Heartland Advisors, Inc.                7,665,000(1)               5.1%
790 North Milwaukee Street
Milwaukee, WI 53202

1. Based on U.S. Securities and Exchange Commission Schedule 13G filing dated February 12, 1997).

                              ELECTION OF DIRECTORS

                        (ITEM NO. 2 OF NOTICE OF MEETING)

         Shareholders will be asked to elect nine directors to serve, subject to the Corporation's by-laws, until the next annual meeting of shareholders or until their respective successors have been duly elected or appointed. IT IS THE INTENTION OF THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY TO VOTE AT THE MEETING FOR THE ELECTION AS DIRECTORS OF THE PERSONS NAMED BELOW. IF ANY SUCH NOMINEE SHOULD BE UNABLE TO SERVE, AN EVENT NOT CURRENTLY ANTICIPATED, PROXIES WILL BE VOTED FOR SUCH PERSON AS SHALL BE DESIGNATED BY THE BOARD OF DIRECTORS OF THE CORPORATION TO REPLACE SUCH NOMINEE.

         The following table sets forth certain information concerning the persons to be nominated for election as directors of the Corporation, including their beneficial ownership of Common Shares of the Corporation as of March 13, 1997. Unless otherwise indicated, each nominee holds sole voting and investment power over his shares.

                                                                                                         Number
                                                                                                         of
Name & Municipality of             Principal Occupation                          Director                Common     Percent
Residence                          and Business Experience                       Since         Age       Shares     of Class
----------------------             -----------------------                       --------      ---       ------     --------
James D. Beatty                    Chief Executive Officer, Trinity              1983          52        2,500(1)       *
Toronto, Ontario                   Capital Corporation, Toronto,
                                   Ontario, investment company.

Graham G. Clow                     Mining Engineer; Senior Vice                  1996          46        2,500(2)       -
Oakville, Ontario                  President, North American
                                   Operations, Breakwater Resources Ltd.,
                                   President, CanZinco Ltd., Toronto, Ontario;
                                   prior to June, 1996, President, Granduc
                                   Mining Corporation; prior to June, 1993,
                                   Vice President, Project Development,
                                   Curragh Inc., Toronto, Ontario, mining
                                   companies.

                                                                                                         Number
                                                                                                         of
Name & Municipality of             Principal Occupation                          Director                Common     Percent
Residence                          and Business Experience                       Since         Age       Shares     of Class
----------------------             -----------------------                       --------      ---       ------     --------

Roderick P. Douglas                Mining Engineer; Director of Ashton           1994          71        10,000(3)      *
Vancouver, B.C.                    Mining of Canada Inc., Vancouver,
                                   B.C., mining company.

John O. Kachmar                    President and Chief Executive Officer         1992          60        125,000(4)     *
Toronto, Ontario                   of the Corporation; prior to August
                                   1993, President of Northgate
                                   Exploration Limited, Toronto,
                                   Ontario, mining company.

James C. McCartney Q.C.            Chairman of the Corporation;                  1993          59        30,000(5)      *
Toronto, Ontario                   Partner, McCarthy Tetrault,
                                   Barristers & Solicitors, Toronto,
                                   Ontario; Director of Algoma Steel
                                   Inc., Sault Ste Marie, Ontario, steel
                                   company.

Donald R. Murphy                   President, Societe de developpement           1987          53        nil(1)(6)      -
Rouyn/Noranda, Quebec              de la Baie James, Matagami, Quebec,
                                   government owned corporation; Director of
                                   MSV Resources Inc., Montreal, Quebec; and
                                   Espalau Mining Corporation, Val d'Or,
                                   Quebec; mining companies.

Francis S. O'Kelly                 Mining Engineer; Director of                  1993          55        5,000(7)       *
New York, New York                 Rayrock Yellowknife Resources Inc.,
                                   Toronto, Ontario and Glamis Gold
                                   Ltd., Vancouver, B.C.; mining
                                   companies.

G. E. "Kurt" Pralle                Mining and Metallurgical Consultant;          1993          62        100,000(7)     *
Ramsey, New Jersey                 prior to August 1993, Vice-President
                                   and Senior Mining Engineer,
                                   Citicorp, New York, New York.

                                                                                                            Number
                                                                                                             of
Name & Municipality of             Principal Occupation                             Director                Common         Percent
Residence                          and Business Experience                          Since         Age       Shares         of Class
---------                          -----------------------                          -----         ---       ------         --------
James D. Raymond                   Corporate Investor and Director;                 1979          71        10,000(8)          *
Montreal, Quebec                   Director of Cineplex Odeon
                                   Corporation, Toronto, Ontario, entertainment
                                   company; Canadian 88, Calgary, Alberta, oil
                                   and gas company; Denbridge Capital
                                   Corporation, Toronto, Ontario investment
                                   company; Agritek Bio Ingredients Corporation,
                                   Montreal, Quebec, international research and
                                   marketing company of natural biotechnological
                                   livestock feed additive ingredients.

Notes:

(1)      Excludes 500,000 Common Shares subject to option.

(2)      Excludes 150,000 Common Shares subject to option.

(3)      Excludes 250,000 Common Shares subject to option.

(4)      Excludes 1,350,000 Common Shares subject to option.

(5)      Excludes 800,000 Common Shares subject to option.

(6) Excludes 26,110 Common Shares held by Societe de developpement de la Baie James of which Mr. Murphy is President.

(7)      Excludes 400,000 Common Shares subject to option.

(8)      Excludes 600,000 Common Shares subject to option.

*        Less than 1% of the outstanding Common Shares.

         As of March 13, 1997, the directors and officers of the Corporation as a group beneficially owned 372,443 Common Shares representing approximately 0.3% of the outstanding Common Shares of the Corporation excluding 5,975,000 Common Shares subject to option. The information as to Common Shares beneficially owned or over which control or direction is exercised, not being within the knowledge of the Corporation, has been furnished by the respective directors and officers individually.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Executive Committee of the Board of Directors consists of three directors, Messrs. Kachmar, McCartney and Raymond and has substantially all of the powers of the Board of Directors, except those required by law to be exercised by the Board of Directors. The Audit Committee of the Board of Directors consists of three directors, Messrs. Beatty, Douglas and Murphy. The Audit Committee reviews the Corporation's financial statements and audit procedures and reports thereon to the Board of Directors. The Compensation Committee consists of three directors, Messrs. Beatty, McCartney and Pralle. The Compensation Committee considers and approves compensation, remuneration and incentive arrangements for officers and senior employees of Campbell. The Corporation does not have a nominating committee.

                              CORPORATE GOVERNANCE

In December, 1994, The Toronto Stock Exchange (the "Exchange") Committee on corporate governance in Canada released a report (the "Report") containing guidelines for effective corporate governance for corporations listed on the Exchange. The Report has been adopted by the Exchange and corporations listed on the Exchange are required to disclose their corporate governance practices and to provide an explanation where those practices differ from the guidelines.

The Corporation's Board of Directors (the "Board") is currently comprised of nine persons including seven directors who are not officers or employees of the Corporation and are unrelated to management. The Chairman and the President and Chief Executive Officer are the remaining members of the Board. As recommended by the Report, the positions of Chairman of the Board and Chief Executive Officer are separate. Accordingly, a majority of the Board is unrelated to management and is in a position to review and evaluate management's activities and to act independently of management.

The Board is empowered by the Corporation's incorporating documents and by-laws to manage, or supervise the management of the affairs and business of the Corporation. The Board is not involved in the day-to-day activities of the Corporation. The Board performs its functions through quarterly and special meetings and has delegated certain of its responsibilities to those committees described above under "Committees of the Board of Directors".

The Report recommends that committees of the Board be comprised of persons who are not officers or employees of the Corporation. The Audit and Compensation Committees are comprised of non-management persons. However, the Board has determined that due to the technical nature of the Corporation's business, its Executive Committee would be more effective by having the President and Chief Executive Officer on that Committee. Unless specifically directed by the Board, the Executive Committee may not approve capital expenditures or dispositions or borrowing other than in the ordinary course of carrying out the Corporation's business, in excess of $3,000,000. In practice, the Executive Committee does not give final approval to transactions but rather makes its recommendations to the full Board.

The Board itself has assumed general responsibility for development and monitoring of corporate governance issues.

The Board is actively involved in establishing corporate strategies and monitoring achievement thereof including optimization of performance of the Corporation's current operations and achieving growth through acquisitions. The Board monitors the performance of current mining operations through receipt of monthly reports, the holding of quarterly meetings and its review and approval of an annual financial forecast presented by management. Consideration and approval of an acquisition of mining properties or other companies is carried out by the full Board. Outside consultants and professionals are engaged and report to the Board as required.

The Board has identified the principal risks associated with the Corporation's business. These risks and the steps taken to minimize such risks are reviewed on an ongoing basis at the regularly scheduled quarterly meetings of the Board.

In 1990, the Board adopted an Environmental Policy, as recommended by the Mining Association of Canada, which is administered at each site by an environmental committee comprised of the President and Chief Executive Officer, the General Manager and the environmental officer of the site. The President and Chief Executive Officer reports to the Board on a quarterly basis which enables the Board to monitor the effectiveness of compliance with environmental policy.

The Board also approves a Treasury and Investment Policy which governs investment of the Corporation's cash and foreign exchange and currency hedging. Compliance with this policy is reviewed by the Board and the Audit Committee on a quarterly basis.

The Board has delegated responsibility for communication with the public and the Corporation's shareholders to its Vice President, Secretary and General Counsel and its Manager of Investor Relations. Procedures are in place to ensure timely dissemination of information about the Corporation. Any significant shareholder concerns which may be communicated to the above persons are communicated to the Board at its regularly scheduled quarterly meetings.

The responsibility of monitoring the effectiveness of the Corporation's internal financial information systems has been delegated to the Vice President, Finance who reports to the Board on a quarterly basis. The duty of monitoring the technical affairs of the Corporation falls to the President and Chief Executive Officer who is a member of the Board and of the environmental committees.

A program for succession of management and training has not been adopted. Given the availability of trained mining industry personnel in Canada and the size of the Corporation, management personnel who are already trained are engaged as required to fill vacancies.

The Corporation does not have a standing nominating committee for directors nor does it have an ongoing process for the training or evaluation of performance of directors, as recommended by the Report. The Corporation is a medium sized company which is still in a growth stage and accordingly, a variety of technical, legal and financial experience at the Board level is important. When it is determined that additional expertise is required on the Board, a number of candidates are considered and the full Board meets with a proposed nominee. The decision to nominate or appoint an additional director is taken by the Board as a whole. In August, 1996, in order to add technical expertise to the Board, given extensive development projects being undertaken by the Corporation, Mr. Graham G. Clow, an experienced mining engineer, was appointed a director following the above process.

The performance of the management team is reviewed annually by the Compensation Committee in the context of the Corporation's success in meeting its objectives which are established as part of the review of the annual financial forecast. This Committee is comprised solely of non-management members being the Chairman and two independent directors. The philosophy of the Compensation Committee is stated below under "Report on Executive Compensation". In addition, the Compensation Committee periodically reviews the compensation paid to members of the Board and makes recommendations to the Board on compensation of directors.

                            COMPENSATION OF DIRECTORS

         All directors of the Corporation receive an annual director's fee of $6,000 and an attendance fee of $750 per meeting and out-of-pocket expenses relating to attendance at a board or committee meeting. The Corporation paid aggregate remuneration of $140,250 to the 9 incumbent directors and 1 former director in their capacities as such during the fiscal period ended December 31, 1996.

         In 1996, the Corporation purchased directors' and officers' liability insurance with a liability limit of $10,000,000 for which the Corporation paid an annual premium of $57,780 in 1996. The policy contains a deductible clause of $250,000 payable by the Corporation.

         In 1996, the Corporation entered into an agreement with Mr. Francis S. O'Kelly, a director of the Corporation, pursuant to which Mr. O'Kelly agreed to provide consulting services to the Corporation on a part-time basis for a monthly fee of US$1,500. Pursuant to this agreement, the Corporation paid Mr. O'Kelly US$18,000 in 1996.

         In 1996, the Corporation continued to engage the law firm McCarthy Tetrault of which James C. McCartney, Q. C., a director and chairman of the Corporation, is a senior partner to provide legal advice to the Corporation. An aggregate of $149,000 was paid to McCarthy Tetrault for legal services in 1996.

                          DIRECTORS' STOCK OPTION PLAN

         At December 31, 1996, options to acquire an aggregate of 3,700,000 Common Shares were outstanding under the Directors' Stock Option Plan.

         During 1996, options to acquire an aggregate of 1,050,000 Common Shares exercisable between $1.26 and $1.48 per share were granted. During the year, two directors exercised options to acquire an aggregate of 130,000 Common Shares at $0.57 per share.

                             EXECUTIVE COMPENSATION

         The following table (presented in accordance with the regulation (the "Regulation") made under the Securities Act (Ontario)) sets forth all annual and long-term compensation for services in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 1996, 1995 and 1994 (to the extent required by the Regulation) in respect of the individuals who were at December 31, 1996, the Chief Executive Officer and the other most highly compensated individuals who were serving as executive officers of the Corporation and whose total salary and bonus exceeded $100,000 (the" Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

================================================================================

                                             Annual Compensation                          Long-Term Compensation
                                    -------------------------------------     ------------------------------------
                                                                                      Awards               Payouts
                                                                              -------------------------    -------
                                                                              Securities
                                                                              Under          Restricted
                                                                  Other       Options/       Shares or
                                                                 Annual       SARs           Restricted     LTIP         All Other
Name and                              Salary        Bonus     Compensation    granted        Share Units   Payouts      Compensation
Principal Position         Year         ($)          ($)         ($)(3)       (#)            ($)                ($)     ($)
------------------------------------------------------------------------------------------------------------------------------------
John O. Kachmar            1996     225,000       200,000           --           450,000         Nil          Nil        18,000(4)
President & Chief          1995     225,000       170,000(1)        --                --         Nil          Nil        12,500(4)
Executive Officer          1994     225,000       89,000(2)         --           300,000         Nil          Nil         9,500(4)
------------------------------------------------------------------------------------------------------------------------------------
Lorna D. MacGillivray      1996     115,000       56,500            --           150,000         Nil          Nil         3,000(4)
Vice President,            1995     115,000       52,500 (1)        --                --         Nil          Nil            Nil
Secretary & General        1994     100,000       19,692 (2)        --           200,000         Nil          Nil         5,500(4)
Counsel
------------------------------------------------------------------------------------------------------------------------------------
Paul J. Ireland            1996     115,000       56,500            --           150,000         Nil          Nil            Nil
Vice President, Finance    1995     106,000       52,500(1)         --                --         Nil          Nil            Nil
                           1994      27,000(5)     2,000(5)         --           150,000         Nil          Nil            Nil
------------------------------------------------------------------------------------------------------------------------------------
Gary A. Cohoon             1996     115,000       31,500            --           100,000         Nil          Nil            Nil
Vice President,            1995     106,000(6)     2,100            --           150,000         Nil          Nil            Nil
Exploration                1994          --           --            --                --         Nil          Nil            Nil
====================================================================================================================================

Notes:
(1) Of the $170,000 bonus paid to Mr. Kachmar, $40,000 was paid in cash and the balance paid through the issuance of 50,000 Common Shares issued net of income tax. Of the $52,500 bonuses paid to each of Ms. MacGillivray and Mr. Ireland, $20,000 was paid in cash and the balance through the issuance of 12,500 Common Shares issued net of income tax.

(2) Of $89,000 bonus paid to Mr. Kachmar, $15,000 was paid in cash and the balance paid through the issuance of 50,000 Common Shares issued net of income tax. Of the $19,692 bonus paid to Ms. MacGillivray, $8,000 was paid in cash and the balance through the issuance of 7,900 Common Shares issued net of income tax.

(3) Perquisites and other personal benefits for the Named Executive Officers did not exceed the lesser of $50,000 and 10% of total annual salary and bonus.

(4)      Represents director's fees.

(5) Represents compensation for the period from September 26, 1994 when Mr. Ireland joined the Corporation until December 31, 1994.

(6) Includes compensation in all capacities for the full year. Mr. Cohoon became an executive officer on November 13, 1995.

         The following table (presented in accordance with the Regulation) sets forth stock options granted under the Share Option Plan (the "Option Plan") portion of the Employee Incentive Plan, during the fiscal year ended December 31, 1996 to the Named Executive Officers:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

================================================================================

                                                            % of Total
                                                            Options/SARs                          Market Value of
                                       Securities Under      Granted to        Exercise        Securities Underlying
                                         Options/SARs         Employees      or Base Price     Options/SARs on Date      Expiration
             Name                        Granted($)(1)     in Fiscal Year   ($/Security)(3)    of Grant ($/Security)        Date
----------------------------------------------------------------------------------------------------------------------------------
John O. Kachmar                           350,000(1)(2)         19%              1.48                  1.48              15/08/2001
President and CEO
----------------------------------------------------------------------------------------------------------------------------------
Lorna D. MacGillivray                     150,000(1)             8%              1.48                  1.48              15/08/2001
Vice President, Secretary
and General Counsel
----------------------------------------------------------------------------------------------------------------------------------
Paul J. Ireland                           150,000(1)             8%              1.48                  1.48              15/08/2001
Vice President, Finance
----------------------------------------------------------------------------------------------------------------------------------
Gary A. Cohoon                            100,000(1)             5%              1.48                  1.48              15/08/2001
Vice President, Exploration
====================================================================================================================================


Notes:
(1) These options were granted on August 14, 1996 and are for a term of 5 years. The options are exercisable as to 25% immediately with 25% becoming exercisable cumulatively on each of the first, second and third anniversary date of the grant.

(2) Excludes options to acquire 100,000 Common Shares granted during 1996 under the Directors' Stock Option Plan.

(3) The exercise price represents the average of the closing prices of the Corporation's Common Shares on The Toronto Stock Exchange during the five days prior to the date of grant.

         The following table (presented in accordance with the Regulation) sets forth information concerning the exercise of stock options and SAR's by Named Executive Officers in 1996 and the number and the unrealized value of exercisable and unexercisable stock options held by Named Executive Officers at December 31, 1996.

  AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL
                  YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES
================================================================================

                                Securities,       Aggregate              Unexercised
                                  Acquired           Value             Options/SARs at              Value of Unexercised in-
                                 on Exercise       Realized              FY-End (#)               the-Money Options/SARs at FY-
            Name                     (#)              ($)         Exercisable/Unexercisable    End ($) Exercisable/Unexercisable
--------------------------------------------------------------------------------------------------------------------------------
John O. Kachmar                      Nil              Nil              1,037,500(1)/312,500           $260,000(1)/34,000
President and CEO
--------------------------------------------------------------------------------------------------------------------------------
Lorna D. MacGillivray             38,820(2)       $107,000(2)          237,500/162,500                $ 56,500/34,000
Vice President, Secretary
and General Counsel
--------------------------------------------------------------------------------------------------------------------------------
Paul J. Ireland                      Nil              Nil              150,000/150,000                $ 76,500/25,500
Vice President, Finance
--------------------------------------------------------------------------------------------------------------------------------
Gary A Cohoon                        Nil              Nil              137,500/187,500                $ 22,750/22,750
Vice President,
Exploration
================================================================================================================================

Note:
(1) Includes options granted under the Directors' Stock Option Plan to acquire 100,000 Common Shares exercisable at $0.57 share, 200,000 Common Shares at $1.10 per share and 100,000 Common Shares at $1.48 per share.

(2) Represents the deemed value of 100,000 Common Shares at a market value of $1.64 per share, less the exercise price of $0.57 per share. After tax withheld by the Corporation, 38,820 Common Shares were issued at $1.64 per share.

                             EMPLOYEE INCENTIVE PLAN

         The Corporation maintains an Employee Incentive Plan consisting of the Share Purchase Plan, the Share Option Plan, the Share Bonus Plan and the Share Loan Plan. Directors who are not officers do not participate in the Employee Incentive Plan.

SHARE OPTION PLAN

         The Share Option Plan is intended to promote the interests of Campbell and its shareholders by making provisions for stock options as an additional incentive to attract, retain and motivate officers and salaried employees. Grants are made at the discretion of the Board of Directors or a committee of the board comprised of members, a majority of whom are not eligible to participate in the Plan (the

"Compensation Committee"). The Board of Directors or the Compensation Committee may, in its discretion, determine which officers or employees will be granted options, the number of Common Shares to be the subject of each option, the purchase price of such shares and the duration of the options, which may not exceed five years. The Board of Directors or the Compensation Committee may also impose other terms and conditions respecting any option granted as it may consider appropriate or necessary.

         Freestanding "SARs" are not provided for under the Share Option Plan. The options may, at the discretion of the Board of Directors or the Compensation Committee, be accompanied by SARs which entitle the holder to elect to terminate his or her options, in whole or in part and, in lieu of receiving the Common Shares ("Option Shares") to which the terminated options relate, elect to receive that number of Common Shares, disregarding fractions, which have a total value equal to the product of the number of Option Shares times the difference between the fair value (at the date of such election) and the option price per share of the Option Shares, less any amount withheld on account of income taxes, which income taxes will be remitted on the employee's behalf by the Corporation. All currently outstanding options are accompanied by SARs.

         During 1996, options to purchase 750,000 Common Shares were granted under the Share Option Plan to four officers who are Named Executive Officers defined under the Regulation and options to purchase 1,100,000 Common Shares were granted to employees and officers who are not Named Executive Officers. These options are exercisable at $1.48 per share and are exercisable as to 25% immediately, with a further 25% becoming exercisable cumulatively on each of the first, second and third anniversary dates and are accompanied by SARs. All of the options were granted for a term of five years.

         During 1996, one Named Executive Officer exercised SAR's attached to options to acquire 100,000 Common Shares to acquire 38,820 Common Shares (see table on page 10) and employees who were not Named Executive Officers exercised options to acquire an aggregate of 560,000 Common Shares for an aggregate consideration of $517,950.

         As at December 31, 1996, a total of 3,475,000 Common Shares were issuable upon exercise of options under the Plan including 1,975,000 Common Shares issuable upon exercise of options held by the four Named Executive Officers. Such options are exercisable at exercise prices ranging from $0.57 to $1.48 per share. These options expire between August 17, 1998 and August 15, 2001.

SHARE PURCHASE PLAN

         The Share Purchase Plan is designed to encourage employees of Campbell to purchase Common Shares on a regular basis. Employees of Campbell who have been continuously employed by Campbell for at least one year, or less at the discretion of the Compensation Committee or the Board of Directors, are eligible each January 1 to participate in the Share Purchase Plan. Each eligible employee may contribute up to 5% of his or her basic salary to the Share Purchase Plan through monthly deductions. On a quarterly basis, Campbell will contribute an amount equal to 50% of the employee's contributions to such date and each participating employee will then be issued Common Shares having a value equal to the aggregate amounts contributed by such employee and Campbell. In 1996, 5,886 Common Shares were issued to Lorna D. MacGillivray in respect of which Campbell contributed $2,875 and 5,887 Common Shares were issued to Gary A. Cohoon in respect of which Campbell contributed $2,875 and 37,449 Common Shares were issued to employees who are not Named Executive Officers in respect of which Campbell contributed $18,381 pursuant to the Share Purchase Plan.

SHARE BONUS PLAN

         The Share Bonus Plan is intended to promote the interests of Campbell and its shareholders by permitting the Board of Directors or the Compensation Committee, in its discretion, to issue Campbell Common Shares to full-time salaried employees of Campbell as a bonus in recognition of services provided to Campbell by such employee. The issue of Common Shares to such employee may be subject to such terms and conditions as are determined by the Board of Directors or the Compensation Committee. During 1996, no Common Shares were issued pursuant to the Share Bonus Plan.

SHARE LOAN PLAN

         The Share Loan Plan is intended to provide an additional incentive to motivate full time officers who will make important contributions to the success of Campbell by assisting such persons to acquire shares of the Corporation. The Compensation Committee may in its discretion make loans to full time officers of the Corporation. Such loans shall be subject to such terms and conditions including rates of interest, if any, as the Compensation Committee may consider appropriate. During 1996, no loans were granted and no loans are outstanding under the Share Loan Plan.


                     INDEBTEDNESS OF DIRECTORS AND OFFICERS

         No directors or officers of the Corporation are indebted to the Corporation.


                                  PENSION PLAN

         The Corporation has a defined benefit pension plan (the "Pension Plan") available on a voluntary basis to all employees of the Corporation and its subsidiaries other than those who are subject to the provisions of a collective agreement. The Pension Plan provides a pension equal to 2% of the average annual salary not including bonuses and other compensation during the three most highly paid years for each year of credited service subject to the maximum benefit limitation applicable to registered pension plans under the Income Tax Act (Canada). Benefits under the Pension Plan vest after two years. Early retirement is permitted after age 55, subject to reductions. The Pension Plan also provides that certain members may be designated as "Class A" non-contributory members. Head office and certain senior employees have been designated as "Class A" non-contributory members.

         The following table sets forth the benefits calculated under the Pension Plan at various salary levels and years of employment on the assumption such benefits become payable upon retirement at age sixty-five. Benefits under the Pension Plan are not reduced by social security or other offset amounts. The payment of such benefits is subject to the maximum benefit limitation applicable to registered pension plans under the Income Tax Act (Canada) which currently is $1,722 for each year of service.

                               PENSION PLAN TABLE
================================================================================

                                                                   Years of Service
                     -------------------------------------------------------------------------------------------------
Remuneration            15                     20                     25                   30                    35
----------------------------------------------------------------------------------------------------------------------
 $100,000            $30,000                $40,000                $50,000               $60,000               $70,000
----------------------------------------------------------------------------------------------------------------------
  125,000             37,500                 50,000                 62,500                75,000                87,500
----------------------------------------------------------------------------------------------------------------------
  150,000             45,000                 60,000                 75,000                90,000               105,000
----------------------------------------------------------------------------------------------------------------------
  175,000             52,500                 70,000                 87,500               105,000               122,500
----------------------------------------------------------------------------------------------------------------------
  200,000             60,000                 80,000                100,000               120,000               140,000
======================================================================================================================


         The Chief Executive Officer does not participate in the Pension Plan. Ms. MacGillivray had 3.4 years of credited service under the Pension Plan at December 31, 1996. No other Named Executive Officer participates in the Plan.

                              EMPLOYMENT CONTRACTS

         On August 1, 1993, the Corporation entered into an employment agreement with Mr. Kachmar as President and Chief Executive Officer. The agreement stipulates, among other things, a base salary of $285,000 per annum effective January 1, 1997. On December 1, 1994, Mr. Kachmar's agreement was amended to provide that in the event that Mr. Kachmar's employment is terminated, he will be entitled to be paid up to thirty-six months' salary and benefits. In the event of a change of control, as defined, Mr. Kachmar will be entitled to resign within six months thereof and be paid thirty-six months' salary and benefits. The amendment also provides that in the event of resignation or termination, options held by Mr. Kachmar will immediately become fully exercisable. Such options will expire ninety days after resignation or termination.

         On August 1, 1993, the Corporation entered into an employment agreement with Ms. MacGillivray as Vice President, Secretary and General Counsel. The agreement stipulates among other things, a base salary of $130,000 per annum effective January 1, 1997. On December 1, 1994, Ms. MacGillivray's agreement was amended to provide that in the event that Ms. MacGillivray's employment is terminated, she will be entitled to be paid up to twenty-four months' salary and benefits. In the event of a change of control, as defined, Ms. MacGillivray will be entitled to resign within six months thereof and be paid twenty-four months' salary and benefits. The amendment also provides that in the event of resignation or termination, options held by Ms. MacGillivray will immediately become fully exercisable. Such options will expire ninety days after resignation or termination.

         On October 1, 1994, the Corporation entered into an employment agreement with Mr. Paul J.

Ireland as Vice President, Finance. The agreement stipulated a base salary of $130,000 effective January 1, 1997. On December 10, 1996, Mr. Ireland's agreement was amended to provide that in the event that his employment is terminated, he will be entitled to be paid up to twenty-four months' salary and benefits. In the event of a change of control, as defined, Mr. Ireland will be entitled to resign within six months thereof and be paid twenty-four months' salary and benefits. The amendment also provides that in the event of resignation or termination, options held by Mr. Ireland will immediately become fully exercisable. Such options will expire ninety days after resignation or termination.

                    COMPOSITION OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors considers and approves compensation, remuneration and incentive arrangements for directors, officers and senior employees of the Corporation. The members of the Compensation Committee are James C. McCartney, Q.C. (Chairman), James D. Beatty and G. E. "Kurt" Pralle. Mr. McCartney is Chairman of the Corporation and he is also Chairman of the Compensation Committee. Mr. McCartney is a senior partner with the law firm McCarthy Tetrault which provides legal advice to the Corporation. Neither Mr. Beatty nor Mr. Pralle is, nor was, at any time, an officer or employee of the Corporation or any of its subsidiaries. The Committee held its first meeting on February 28, 1994, at which an executive compensation philosophy and policy, to be followed by the Committee in its future consideration of executive compensation and incentive arrangements, was approved.

                  EXECUTIVE COMPENSATION PHILOSOPHY AND POLICY

         The Corporation's Executive Compensation Policy is primarily based on a pay for performance philosophy. The main objective of the policy is the alignment of all financial reward systems with shareholder interests. The compensation structure must also reflect the Corporation's current financial position and the scope of its operations. As a consequence, a heavy emphasis is placed on the long-term business objectives of creating wealth, decreasing risk by expanding operations, and providing returns to the Corporation's shareholders.

         The particular elements of the executive compensation program for senior executives of the Corporation, designed to encourage, compensate and reward employees on the basis of individual and corporate performance, may be summarized as follows:

         - BASE SALARY The program is designed to attract and retain executive officers by delivering a competitive rate of base pay. Market competitive rates will be determined by comparison with average compensation levels of comparable mining companies. It is believed that the average pay of these companies is a reasonable reference point from which to target and manage base pay, while recognizing the need for executive level experience and skills in the current phase which will further the Corporation's achievement of its growth objectives.

         - ANNUAL INCENTIVE COMPENSATION The Corporation currently does not offer a short-term variable pay or incentive plan but may in future implement an annual incentive plan. The Corporation's

         Employee Incentive Plan has a Share Bonus Plan component which may be used to provide annual incentive compensation. The use of this plan can combine both short and longer term incentives and, through increased shareholding, would also align the interests of executive officers with those of the Corporation's shareholders. Grants of annual bonuses would be based on the employee's contribution towards the Corporation's success in meeting its goals.

         - STOCK OPTION PROGRAMS The Corporation strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Corporation with an opportunity to acquire the Corporation's stock, the interests of shareholders and executives will be increasingly aligned. The number of stock options that will be granted to executive officers will be based on competitive practices of comparable mining companies and will reflect an emphasis on long-term performance awards. Options will generally become exercisable gradually over their term and will generally be for a five-year term.

                        REPORT ON EXECUTIVE COMPENSATION

         In August, 1996, the Compensation Committee approved the granting of additional stock options to executive officers of the Corporation under the Employee Incentive Plan. In approving this grant of additional options, the Committee took into account the number, terms and pricing of previously outstanding options and the employee's level of responsibility and potential contribution to the Corporation's achieving its long-term goals.

         The Committee also reviewed and recommended the granting of additional options to directors under the Directors' Stock Option Plan at its August meeting.

         Base salary and annual incentive compensation of senior executives were reviewed by the Committee on December 9, 1996. Corporate performance relative to 1996 objectives was reviewed and the market performance of the Corporation's Common Shares was compared to key market indices. The Committee also reviewed the compensation arrangements of a peer group of five Canadian based gold producers of similar size and circumstance. The recommendations of John O. Kachmar, the Corporation's Chief Executive Officer, were taken into account by the Committee.

         During this review, the Committee considered the appropriate balance between the three components of executive compensation: base salary, annual incentive compensation and long-term incentives. While base salaries were increased, the cash compensation of executive officers was maintained in the lower half of the peer group levels.

CHIEF EXECUTIVE OFFICER COMPENSATION

         In considering compensation of the Chief Executive Officer, the Committee reviewed the Chief Executive Officer's performance in establishing and pursuing a strategic direction for the Corporation; building and maintaining a sound management team; providing leadership and implementing a course of action to achieve the Corporation's goals and objectives, taking the necessary actions to ensure that the

Corporation is profitable and pursuing all growth opportunities.

         In addition, the Committee considered the Chief Executive Officer's contribution to the achievement of the Corporation's 1996 objectives. The Chief Executive Officer's contribution in this area represented the most important factor in the grant of the annual incentive award as set out in the Summary Compensation Table. The Chief Executive Officer's compensation package was compared to the peer group levels as discussed above. Both Mr. Kachmar's base salary and annual incentive are in the lower half of the peer group levels. Mr. Kachmar's base salary, which was established when he joined the Corporation in August, 1993 and his annual incentive award were increased to ensure that his compensation remains competitive with those of peer group companies.


March 13, 1997                      COMPENSATION COMMITTEE
                                    James D. Beatty
                                    James C. McCartney, Q.C.
                                    G. E. "Kurt" Pralle

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The chart below (as required by the Regulation) compares the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Shares against the cumulative total shareholder return of The TSE 300 Stock Index for the five fiscal year periods commencing December 31, 1991 and ending December 31, 1996.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              BETWEEN CAMPBELL RESOURCES INC. AND THE TSE 300 INDEX



                                 [LINE GRAPH]


                            Dec 31,       Dec 31,     Dec 31,     Dec 31,     Dec 31,     Dec 31,
                             1991          1992        1993        1994        1995        1996
                           ---------     ---------   ---------   ---------   ---------   ----------
CCH Stock Price             100            82.61       191.3       167.39      286.96       271.74
TSE 300 Composite           100            98.57       130.65      130.42      149.37       191.71




*$100 INVESTED ON 12/31/91 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                             APPOINTMENT OF AUDITORS
                        (ITEM NO. 3 OF NOTICE OF MEETING)

         UNLESS SUCH AUTHORIZATION IS WITHHELD, THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE AT THE MEETING FOR THE RE-APPOINTMENT OF KPMG, CHARTERED ACCOUNTANTS, AS AUDITORS OF THE CORPORATION TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THEIR REMUNERATION. Representatives of KPMG are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                 OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

         Management does not know of any matters to be presented to the Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING AND ARE SUBMITTED TO A VOTE, ALL PROXIES WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED THEREIN.

                            PROPOSALS BY SHAREHOLDERS

         Pursuant to the Canada Business Corporations Act (the "Act"), resolutions intended to be presented by shareholders for action at the 1998 Annual Meeting must comply with the provisions of the Act and be deposited at the Corporation's head office not later than January 24, 1998 in order to be included in the Proxy Circular and form of proxy relating to such Meeting.

                             SOLICITATION OF PROXIES

         The Corporation will bear the cost of this proxy solicitation. The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of Common Shares and requesting authority to execute proxies. In addition to the use of the mails, proxies may be solicited by telephone or facsimile and in person, by the directors, officers and regular employees of the Corporation, none of whom will receive any extra compensation therefor.

                                  MISCELLANEOUS

         The Corporation files with the United States Securities and Exchange Commission an annual report on Form 10-K containing certain information with respect to the Corporation and its business and properties, including financial statements and related schedules. A copy of this Form 10-K will be filed with Canadian securities commissions in lieu of an Annual Information Form. Upon the written request of any beneficial owner of the Corporation's Common Shares, the Corporation will mail to such owner, without charge, a copy of its Form 10-K for the fiscal year ended December 31, 1996. Requests for copies of the Form 10-K should be addressed to:

                           Manager, Investor Relations
                             Campbell Resources Inc.
                      120 Adelaide Street West, Suite 1910
                        Toronto, Ontario, Canada M5H 1T1

                              APPROVAL BY DIRECTORS

         The Board of Directors of the Corporation has approved the contents of this Proxy Circular and has approved its being sent to shareholders.

                                By Order of the Board of Directors



                                /s/ Lorna D. MacGillivray
                                ---------------------------------------------
                                Lorna D. MacGillivray
                                Vice President, Secretary and General Counsel
Dated:  March 13, 1997

        FORM OF PROXY CAMPBELL RESOURCES INC.

          THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT AND THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, APRIL 24, 1997.

         The undersigned shareholder of CAMPBELL RESOURCES INC. (the "Corporation") hereby nominates, constitutes and appoints James C. McCartney or, failing him, John O. Kachmar, or failing him, Lorna D. MacGillivray, or, instead of any of them _______________________________________________________ lawful attorney and proxy of the undersigned, with full power of substitution to vote in respect of all common shares held by the undersigned at the above noted meeting or any and all adjournments thereof in the following manner:

1. FOR [ ] WITHHOLD FROM VOTING [ ] in respect of the election of the directors.

2. FOR [ ] WITHHOLD FROM VOTING [ ] in respect of the appointment of KPMG as auditors for the coming year and authorizing the directors to fix remuneration.

3. Upon such other matters (none known at the time of solicitation of this proxy) as may properly be brought before the Meeting or any and all adjournments thereof.

The shares represented by this proxy will be voted as directed by the shareholder. IF NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, AND FOR THE APPOINTMENT OF KPMG AS AUDITORS. THE PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE nOTICE OF MEETING AND ANY OTHER matters which may prOPERLY COME BEFORE THE MEETING.

         YOU HAVE THE RIGHT TO APPOINT ANY PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT ON YOUR BEHALF AT THE MEETING. IF YOU DESIRE TO EXERCISE SUCH RIGHT, STRIKE OUT THE NAMES OF THE BOARD'S NOMINEES AND INSERT THE NAME OF SUCH OTHER PERSON IN THE BLANK SPACE PROVIDED.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Circular.

Dated this                            day of                            , 1997.


----------------------------------------
         Signature of Holder

         This form of proxy must be dated and signed exactly as your name appears herein. When signing in a fiduciary or representative capacity, please give full title as such. In the case of joint shareholders, each must sign. Proxies from a corporation must be signed under corporate seal by an officer thereof, or by an attorney thereof duly authorized in writing.

         If this proxy is not dated in the space above, it will be deemed to bear the date on which it is mailed by management.